UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/29/2006

VARSITY GROUP INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-28977

DE	54-1876848
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1300 19th Street NW, 8th Floor Washington, DC 20036
(Address of principal executive offices, including zip code)

202.349.1242
(Registrant’s telephone number, including area code)

Former address: 1850 M Street, Suite 1150, NW, Washington, DC 20036
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.06.    Material Impairments

On November 29, 2006, the Company closed its Akron, Ohio office where its iQ-Digital Studios subsidiary ("iQ-Digital") was located.

In connection with the office closure, the Company concluded that the carrying value of goodwill assets on its balance sheet related to the acquisition of iQ-Digital was fully impaired. Accordingly, the Company will record a one-time impairment charge of approximately $0.7 million it its fourth quarter of fiscal 2006, reflecting the goodwill that was initially recorded based on purchase price allocations at the time of the acquisition. The write-off of goodwill will not result in future cash expenditures.

The Company's remaining assets at its Akron office, including software, computer equipment, production equipment and other intangible assets it recorded associated with the iQ-Digital acquisition have a combined net book value of approximately $0.3 million which may be subject to an impairment charge depending upon, among other things, the Company's ability to sell the assets. The impairment charge, if any, is not presently ascertainable and would not result in future cash expenditures.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARSITY GROUP INC

Date: December 05, 2006	By:	/s/ Jim Craig
Jim Craig
CFO